Rule 424(b)(2)
                              File No. 333-32667


                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                     __________________________________

                                 PROSPECTUS
                            Dated August 7, 1997


                        LINCOLN NATIONAL CORPORATION
                      1997 INCENTIVE COMPENSATION PLAN

PROSPECTUS

                             11,613,256 Shares

                       LINCOLN NATIONAL CORPORATION
                               COMMON STOCK
                              (No Par Value)

          Offered as set forth in this Prospectus pursuant to the


                       LINCOLN NATIONAL CORPORATION
                     1997 INCENTIVE COMPENSATION PLAN



    This Prospectus applies to shares of Common Stock of Lincoln National Corporation to be offered and sold under the 1997 Incentive Compensation Plan (the "Plan") to eligible executive, managerial, supervisory, or professional employees of Lincoln National Corporation and its subsidiaries or to eligible persons holding either agents' or brokers' contracts with a subsidiary of Lincoln National Corporation.

FOR A DISCUSSION OF THE MATERIAL RISKS RELATED TO INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS."


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
            THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.


     No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered hereby in any state to or from any person to whom it is unlawful to make or solicit such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that there has been no change in the information herein since the date hereof.

           The date of this Prospectus is August 7, 1997.

                             TABLE OF CONTENTS

                                                                      Page

General Information . . . . . . . . . . . . . . . . . . . . . . . . .
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Summary of the Plan . . . . . . . . . . . . . . . . . . . . . . . . .
      1. Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . .
      2. Administration . . . . . . . . . . . . . . . . . . . . . . .
      3. Shares Available, Resale; Limitations . . . . . . . . . . . .
      4. Term; Amendment. . . . . . . . . . . . . . . . . . . . . . .
      5. Participants . . . . . . . . . . . . . . . . . . . . . . . .
      6. Stock Options. . . . . . . . . . . . . . . . . . . . . . . .
      7. Stock Appreciation Rights. . . . . . . . . . . . . . . . . .
      8. Restricted Stock Awards. . . . . . . . . . . . . . . . . . .
      9. Deferred Stock Units . . . . . . . . . . . . . . . . . . . .
     10. Bonus Stock and Awards in Lieu of Cash Obligations . . . . .
     11. Other Stock Based Awards . . . . . . . . . . . . . . . . . .
     12. Performance Awards and Annual Incentive Awards . . . . . . .
     13. Other Material Provisions  . . . . . . . . . . . . . . . . .
     14. Certain Tax Aspects  . . . . . . . . . . . . . . . . . . . .
     15. Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . .
Incorporation of Documents by Reference . . . . . . . . . . . . . . .
Annual Report to Shareholders . . . . . . . . . . . . . . . . . . . .
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission. All reports, proxy statements and other information filed by the Company can be inspected and copied at the Commission's public reference facilities at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following Regional Offices: Federal Building, 75 Park Place, Room 1228, New York, New York 10007; and Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies of these materials may also be obtained from the Commission at the prescribed rates by mailing a request to: Public Reference Branch, Securities and Exchange Commission, Washington, D.C. 20549. Such material may also be accessed by means of the Commission's home page on the Internet at http://www.sec.gov. In addition, the Company will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding unincorporated exhibits), but not delivered with it. Such requests should be made to C. Suzanne Womack, Secretary, Lincoln National Corporation, 200 East Berry Street, Fort Wayne, Indiana 46802, telephone: (219) 455-3271.

     The Company's Common Stock is listed on the following stock exchanges and reports, proxy statements and other information concerning the Company can be inspected at the offices of those exchanges: New York Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, London Stock Exchange, and Tokyo Stock Exchange.

                            GENERAL INFORMATION

     The Lincoln National Corporation 1997 Incentive Compensation Plan (the "Plan") was established subject to shareholder approval by the Board of Directors (the "Board") of Lincoln National Corporation (the "Company" or
LNC) on May 13, 1997 and approved by the Company's shareholders at their annual meeting held on May 15, 1997.

     The principal executive offices of the Company, an Indiana corporation, are at 200 East Berry Street, Fort Wayne, Indiana 46802. Its telephone number is (219) 455-2000. Certain executive, managerial, supervisory, or professional employees of the Company and its subsidiaries and certain persons holding either agents' or brokers' contracts with subsidiaries of the Company may participate in the Plan.

                               RISK FACTORS

     In addition to the risks typically associated with investing in equity securities (particularly publicly traded equity securities), investing in shares of LNC common stock entails certain risks that are specific to the industries in which LNC's subsidiaries operate. These risk factors include, among other things, the highly competitive nature of those industries, state and federal regulation, changing economic conditions, ratings received by, and underwriting losses and claims of, LNC's insurance subsidiaries, and the investment performance of assets held by LNC's insurance subsidiaries and entities advised by investment advisory subsidiaries of LNC. These risk factors are discussed briefly below.

     Competition. The insurance, financial services and mutual funds industries are highly competitive. Currently, there are thousands of insurance companies actively engaged in business in the United States, some of which offer insurance and annuity products not currently offered by subsidiaries of LNC. In addition, LNC's life insurance and annuity subsidiaries encounter competition from the expanding number of banks, securities brokerage firms and other financial intermediaries which are marketing insurance products and which offer competing investments such as savings accounts and securities. Similarly, there are thousands of open- and closed-end mutual funds available to public investors, and a large number of investment advisers offer their services to pension funds and other institutional investors. While the Company believes its subsidiaries can effectively compete in the industries in which they operate, there can be no assurance that such subsidiaries will be able to do so.

     Regulation. The Company's insurance affiliates are subject to regulation and supervision by the states, territories and foreign countries in which they are admitted to do business. These jurisdictions generally maintain supervisory agencies with broad discretionary powers relative to granting and revoking licenses to transact business, regulating trade practices, licensing agents, prescribing and approving policy forms, regulating premium rates for some lines of business, establishing premium requirements, regulating competitive matters, prescribing the form and content of financial statements and reports, determining the reasonableness and adequacy of capital and surplus and regulating the type and amount of investments permitted. The Company's insurance subsidiaries conduct business in numerous jurisdictions and, accordingly, are subject to the laws and regulations of each of those jurisdictions. Most of the Company's principal insurance subsidiaries are domiciled in Indiana and are primarily regulated by the Indiana Commissioner.

     As a holding company of insurance businesses, the Company is also subject to regulatory requirements of the states where its insurance subsidiaries are domiciled. For example, certain transactions involving an affiliated insurance company, such as loans, extraordinary dividends or investments, in some cases may require the prior approval of such company's primary regulators. Additionally, these requirements restrict the ability of any person to acquire control of the Company or any of its subsidiaries engaged in the insurance business without prior regulatory approval. Control is generally deemed to exist if an entity beneficially owns 10% or more of the voting securities of a company. Such requirements may have the effect of preventing an acquisition of the Company.

     The Company's investment management subsidiaries are subject to a number of federal and state laws and regulations, including without limitation, the Investment Company Act of 1940, the Investment Adviser's Act of 1940 and the National Association of Securities Dealers Rules of Fair Practice. These laws and regulations generally grant supervisory agencies and self-regulatory organizations broad administrative powers, including the power to limit or restrict the subsidiaries from carrying on their businesses in the event that they fail to comply with such laws and regulations.

     Ratings. Insurance companies are generally assigned ratings by various rating agencies, such as the A.M. Best Company and the Duff and Phelps Rating Agency. A company's sales of insurance products are generally affected by these ratings. A stronger rating can translate to a marketing advantage and the ability to price less aggressively to generate sales. As of July 28, 1997, The Lincoln National Life Insurance Company had financial strength ratings of AA+ and A+ by Duff and Phelps and A.M. Best Company, respectively.

     Similarly, while mutual funds are not rated, per se, many industry periodicals and services provide rankings of mutual fund performance. These rankings often have an impact on the decisions of public investors regarding which mutual funds to invest in.

     Economic Conditions. The operating results of LNC's insurance subsidiaries are affected significantly by changes in interest rates and inflation. Similarly, these economic factors significantly affect the investment performance of the mutual funds and other entities advised by LNC subsidiaries. The performance of these entities, in turn, affects their ability to attract and retain clients and investors.

     The investment income and market value of the investment portfolios of LNC's insurance subsidiaries and of the fixed-income-oriented mutual funds and private investment portfolios advised by LNC's investment advisory subsidiaries are primarily related to yields on their investments in the fixed-income markets. An increase in interest rates will generally decrease the market value of the relevant investment portfolio, but will increase investment income as investments mature and proceeds are reinvested at higher rates. Additionally, changes in interest rates and inflation have implications for the volume and profitability of the business of LNC's insurance subsidiaries. As interest rates rise, competitors may respond by changing crediting rates and the policyholders will evaluate the products of LNC's subsidiaries by comparison; there can be no guarantee that the subsidiaries' products will be competitive as compared to products offered by other insurance companies.

    Underwriting Losses and Claims. In addition to return on investment income, the profitability of an insurance company is dependent upon its loss experience in connection with its outstanding insurance contracts. Successful underwriting experience is, in turn, dependent upon the quality, diversity, and size of the insurer's pool of insureds. While LNC believes that the outstanding insurance contracts of its subsidiaries were issued in accordance with adequate underwriting guidelines, and that the pools of insureds of its insurance company subsidiaries are of sufficient size and diversity, above average loss experience could result in underwriting losses. No assurance can be given that the current and future reserves of LNC's insurance subsidiaries will be sufficient to provide for payment of all claims, or that the insurance operations of such subsidiaries will be profitable.


                            SUMMARY OF THE PLAN

1.  Purpose.

    The Plan was adopted because, in the judgment of the Board, the Company and its shareholders would benefit from an incentive compensation program which is attractive to executives and other key employees, agents and brokers of the Company and its subsidiaries and encourages them to increase their ownership of its common stock. The purpose of the Plan is to assist LNC and its subsidiaries in attracting, retaining, and rewarding high quality executives, employees and other persons who provide services to the Company and/or its subsidiaries, enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company s shareholders, and providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of shareholder value. The Plan is also intended to qualify certain compensation awarded under the Plan for tax deductibility under the Code Section 162(m) (as herein after defined) to the extent deemed appropriate by Compensation Committee of the Board (the
 Committee) the of the Board of Directors of the Company (the Board). In addition, the Board has concluded that the Committee should be given as much flexibility as possible to provide for annual and long-term incentive awards contingent on performance.

     The Company has no specific plan for the use of any proceeds generated from the sale of its Common Stock pursuant to the Plan.

2.  Administration.

    The Plan is administered by the Committee. The Committee shall consist of each of the members of the Compensation Committee of the Board who is (i) a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the Exchange Act), unless administration of the Plan by non-employee directors is not required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, and (ii) an outside director as defined under Code Section 162(m), unless the action taken pursuant to the Plan is not required to be taken by outside directors in order to qualify for tax deductibility under Code Section 162(m). Unless otherwise designated by the Board the Committee will include at least three members. In the event that fewer than three member of the Compensation Committee are eligible to serve on the Committee, the Board may appoint one or more of its members who is otherwise eligible to serve on the Committee until such time as three members of the Compensation Committee are eligible to serve. Present members of the Compensation Committee are John M. Pietruski, (Chairman), Thomas D. Bell, Jr., Earl L. Neal, Jill S. Ruckelshaus and Gordon A. Walker. They may be contacted in care of the Secretary of the Company at 200 East Berry Street, Fort Wayne, Indiana 46802.

    Subject to the terms and conditions of the Plan, the Committee is authorized to interpret the provisions of the Plan, select participants, determine the type and number of Awards (as defined below) to be granted and the number of shares of Common Stock to which Awards will relate, specify times at which Awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of such Awards, prescribe forms of Award agreements, adopt, amend and rescind rules and regulations relating to the Plan and make all other determinations that may be necessary or advisable for the administration of the Plan. The Committee may, in its discretion, convert any Award or the value of any Award under the Plan, subject to applicable laws and regulations, into Deferred Stock Units which will be administered under the Lincoln National Corporation Deferred Compensation Plan for Employees (the Deferred Compensation Plan). The Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Plan.

    To provide a flexible and competitive program, the Plan gives the Committee full discretion to select the awards from among the various forms available under the Plan: stock options, stock appreciation rights (SARs), restricted stock (Restricted Stock), deferred stock units, other stock-related awards, and performance or annual incentive awards that may be settled in cash, stock, or other property (Awards).

3.  Shares Available; Resale; Limitations

    Under the Plan, the total number of shares of the Common Stock of the Company (the Common Stock or Stock) reserved and available for delivery to participants in connection with Awards is 12,700,000, less any shares of stock which are the subject of an option granted or other award made under the Pre-existing Plans after March 12, 1997. Pre-existing Plans include the Lincoln National Corporation 1986 Stock Option Incentive Plan (the Stock Option Plan) and the 1994 Amended and Restated Lincoln National Corporation Executive Value Sharing Plan (the EVSP) each of which was terminated on May 15, 1997. As of May 15, 1997, 1,086,744 awards had been made under Pre-existing Plans thereby reducing the total number of shares authorized to 11,613,256. The total number of shares of Common Stock with respect to which incentive stock options (ISOs) may be granted shall not exceed 1,000,000, and the total number of shares of Restricted Stock that may be granted shall not exceed 2,944,756. Any shares of Common Stock delivered under the Plan shall consist of authorized and unissued shares.

    In addition, the Plan imposes individual limitations on the amount of certain Awards in order to comply with Section 162(m) of the Internal Revenue Code (the Code). Under these limitations, during any fiscal year the number of options, SARs, shares of restricted stock, units of deferred stock, shares of Common Stock issued as a bonus or in lieu of other obligations, and other stock-based Awards granted to any one participant shall not exceed 1,000,000 shares for each type of such Award, subject to adjustment in certain circumstances. The maximum amount that may be earned as an annual incentive award or other cash Award (payable currently or on a deferred basis) in any fiscal year by any one participant is $8,000,000, and the maximum amount that may be earned as a performance award or other cash Award (payable currently or on a deferred basis) in respect of a performance period by any one participant is $8,000,000.

    No Award may be granted if the number of shares of stock to be delivered in connection with such Award or, in the case of an Award relating to shares of stock but settleable only in cash (such as cash-only SARs), the number of shares to which such Award relates, exceeds the number of shares of stock remaining under the Plan minus the number of shares of stock issuable in settlement of or relating to then-outstanding Awards. Shares of stock subject to an Award under the Plan or award under a Pre-existing Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated without delivery of shares to the participant, including (i) the number of shares withheld in payment of any exercise or purchase price of an Award or taxes relating to Awards, and (ii) the number of shares surrendered in payment of any exercise or purchase price of an Award or taxes relating to any Award, will again be available for Awards under the Plan.

    The Committee is authorized to adjust the number and kind of shares subject to the aggregate share limitations and annual limitations under the Plan and subject to outstanding Awards (including adjustments to exercise prices and number of shares of options and other affected terms of Awards) in the event that a dividend or other distribution (whether in cash, shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affects the Common Stock so that an adjustment is appropriate. The Committee is also authorized to adjust performance conditions and other terms of Awards in response to these kinds of events or in response to changes in applicable laws, regulations, or accounting principles.

     Except as described under "Restricted Stock Awards" below, the Plan does not impose any restriction on the resale of shares of the Company's Common Stock acquired pursuant to a grant under the Plan. However, any "affiliate" of the Company (defined in Rule 405 under the Securities Act of 1933 (the 1933 Act) to include persons who directly or indirectly, through one or more intermediaries, control, or are controlled by, or are under common control with, the Company) may not use this Prospectus to offer and sell shares of Common Stock they acquire under the Plan. They may, however, sell such shares:

     (1) pursuant to an effective registration statement under the Securities Act of 1933;

     (2)  in compliance with Rule 144 under the Act; or

     (3) in a transaction otherwise exempt from the registration requirements of that Act.

    Each participant who is the beneficial owner of at least 10% of the outstanding shares of the Company's Common Stock (the "Common Stock") and each participant who is director or policy making officer of the Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), which requires such persons to disgorge to the Company any "profits" resulting from a sale and purchase (or purchase and sale) of shares of the Common Stock within a six month period. For such participants, sales of certain shares of Common Stock occurring within six months of the grant of an option or the grant of a restricted stock award may result in such Section 16(b) liability, unless one or both of those transactions are exempt, as described below in more detail.

    Pursuant to Rule 16b-3 of the 1934 Act, because the Plan is administered by a committee consisting solely of at least two "Non-Employee Directors" (as defined in Rule 16b-3(b)(3)), the grant of an option, a stock appreciation right, a restricted stock award, or other award to a participant subject to
Section 16(b) will not be deemed, for purposes of Section 16(b), to be a purchase of the shares that underlie the option, award or right for purposes of determining whether a participant is liable to the Company for any profits derived from the purchase and sale of Common Stock.

    In addition, if at least six months have elapsed between the award of an option, a stock appreciation right, a restricted stock award, or other award, and the disposition of the underlying Common Stock, no purchase of Common Stock would be deemed to have occurred under Section 16(b) for purposes of determining whether a participant is liable to the Company for any profits derived from the purchase and sale of Common Stock.

    It is the intent of the Company that the grant of any Awards to or other transaction by a participant who is subject to Section 16 of the Exchange Act shall be exempt under Rule 16b-3 (except for transactions acknowledged in writing to be non-exempt by such participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, unless the participant shall have acknowledged in writing that a transaction pursuant to such provision is to be non-exempt, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such participant shall avoid liability under Section 16(b) of the Exchange Act.

    However, even if a transaction is exempt under Section 16(b), the general prohibition of federal and state securities laws on trading securities while in possession of material non-public information concerning the issuer continue to apply.

4.  Term; Amendment.

    The Board of Directors, or the Committee acting pursuant to authority delegated to it by the Board, may amend, alter, suspend, discontinue, or terminate the Plan or the Committee's authority to grant Awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if required by law or regulation or under the rules of any stock exchange or automated quotation system on which the shares
are then listed or quoted.   Shareholder approval will not be deemed to be
required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Thus, shareholder approval will not necessarily be required for amendments that might increase the cost of the Plan or broaden eligibility. Unless earlier terminated by the Board, the Plan will terminate at such time as no shares remain available for issuance under the Plan and the Company has no further rights or obligations with respect to outstanding Awards under the Plan.

5.  Participants.

    The Committee may select any executive officers and other officers employees, agents and brokers of the Company or any of its subsidiaries, including any such person who may also be a director of the Company to be eligible to be granted Awards under the Plan. It is anticipated that approximately 700 individuals will be eligible to participate during the current year of operation of the Plan.

    Certain United Kingdom directors and officers who are employed by any corporate entity, including Lincoln National (UK) PLC, which is under the Control of the Company, may also be selected by the Committee to participate in the Plan. Stock options granted to and Common Stock issued to United Kingdom officers and directors shall be granted or issued subject to applicable United Kingdom laws and regulations. The terms and conditions of stock options or Company Common Stock so granted or issued, and the tax consequences of such grant or issuance, may vary from those relating to United States persons described below. PARTICIPATING UNITED KINGDOM OFFICERS AND DIRECTORS ARE ESPECIALLY URGED TO CONSULT THEIR OWN LEGAL AND TAX ADVISORS.

6.  Stock Options.

    The Committee is authorized to grant stock options, including both ISOs that can result in potentially favorable tax treatment to the participant and non-qualified stock options (i.e., options not qualifying as ISOs).

    Incentive Stock Options or ISO means any option intended to be and designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto. The terms of any ISO granted under the Plan is intended to comply in all respects with the provisions of Code Section
422. The aggregate fair market value (determined at the time an incentive stock option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year may not exceed $100,000. For purposes of this $100,000 limitation, all of the plans of the Company and its subsidiaries will be taken into account. The maximum number of options awarded to one individual cannot exceed 100,000 options per year. Information regarding outstanding options may be provided in the Company s annual reports to shareholders, proxy statements, or appendices to this prospectus. No term of the Plan relating to ISOs (including any SAR in tandem therewith) may be interpreted, amended or altered, nor may any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any ISO under Code Section 422, unless the Participant has first requested the change that will result in the disqualification. The total number of shares of Common Stock with respect to which ISOs may be granted may not exceed 1,000,000.

    The exercise price per share subject to an option is determined by the Committee, but may not be less than the Fair Market Value of a share of Common Stock on the date of grant. The maximum term of each option, the times at which each option will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Committee, except that no option may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash, Common Stock, outstanding Awards, or other property (possibly including notes or obligations to make payment on a deferred basis) having a Fair Market Value equal to the exercise price, as the Committee may determine from time to time. The Committee may include a provision in an option permitting the grant of a new option when payment of the exercise price of an option is made in shares of Common Stock.

    For purposes of the Plan, the Fair Market Value means the Fair Market Value of the Award as determined by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of stock will be the average of the highest and lowest prices of a share of Stock, as quoted on the composite transaction table on the New York Stock Exchange, on the last trading day prior to the date on which the determinations of the Fair Market Value is being made.

7.  Stock Appreciation Rights.

    The Committee is authorized to grant Stock Appreciation Rights (SARs) to participants. A SAR entitles the participant to receive the excess of the Fair Market Value (as defined above) of one share of stock on the date of exercise over the grant price of the SAR as determined by the Committee. In addition, the Committee may grant a Limited SAR whereby the participant is entitled to the Fair Market Value determined by reference to the Change in
Control Price over the grant price of the Limited SAR.   Change in Control
Price means the amount in cash equal to the higher of (i) the amount of cash or Fair Market Value of property that is the highest price per share paid in any transaction triggering a Change in Control (as defined below) or the highest Fair Market Value per share at any time during the 60 day period preceding and 60 day period following a Change in Control. SARs and Limited SARs may be either free standing or in tandem with other Awards. Limited SARs may only be exercised in connection with a Change in Control.

    The grant price of an SAR is determined by the Committee. The term of the SAR, the times at which each SAR will be exercisable, whether or not a SAR will be in tandem or in combination with any other Award and provisions requiring forfeiture of SARs at or following terminations of employment are generally fixed by the Committee, except that no SAR may have a term exceeding ten years. Methods of exercise and settlement and other terms of the SARs are determined by the Committee.

8.  Restricted Stock Awards.

    The Committee is authorized to grant restricted stock. Restricted stock is a grant of Common Stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment and/or failure to meet certain performance requirements, prior to the end of a restricted period specified by the Committee. The total number of shares that may be granted as restricted stock may not exceed 2,944,756. A participant granted restricted stock generally has all of the rights of a shareholder of the Company, including the right to vote the shares and to receive dividends thereon, unless otherwise determined by the Committee. As a condition to the grant of an Award of Restricted Stock, the Committee may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards. Such stock will be subject to the same restrictions as the Restricted Stock. If certificates representing the Restricted Stock are registered in the participant s name, the Committee may require such stock to bear the appropriate restrictive legend.

9.  Deferred Stock Units.

    The Committee is authorized to grant to participants Deferred Stock Units, which are rights to receive stock, cash, or a combination thereof at the end of a specified deferral period. Unless otherwise specified by the Committee, Deferred Stock Units shall be credited as of the date of award to a bookkeeping reserve account maintained by the Company under the Lincoln National Corporation Executive Deferred Compensation Plan for Employees or its successor (the Deferred Compensation Plan) in units which are equivalent in value to shares of Common Stock (Deferred Stock Units). Once credited to the account, Deferred Stock Units shall be governed by the terms of the Deferred Compensation Plan.

    Such an Award confers upon a participant the right to receive shares at the end of a specified deferral period, subject to possible forfeiture of the Award in the event of certain terminations of employment and/or failure to meet certain performance requirements prior to the end of a specified restricted period (which restricted period need not extend for the entire duration of the deferral period). Prior to settlement, an Award of deferred stock units carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

10.  Bonus Stock and Awards in Lieu of Cash Obligations.

     The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that in the case of participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of stock or other Awards do not impair a participant s exemption from liability under Section 16(b). Stock or Awards granted hereunder shall be subject to such terms as shall be determined by the Committee.

11.  Other Stock-Based Awards.

     The Plan authorizes the Committee to grant Awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares. Such Awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the book value of shares or the value of securities of or the performance of specified subsidiaries. The Committee determines the terms and conditions of such Awards, including consideration to be paid to exercise Awards in the nature of purchase rights, the period during which Awards will be outstanding, and forfeiture conditions and restrictions on Awards.

12.  Performance Awards and Annual Incentive Awards.

     The right of a participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. In addition, the Plan authorizes specific annual incentive awards, which represent a conditional right to receive cash, shares or other Awards upon achievement of preestablished performance goals during a specified one-year period. Performance awards and annual incentive awards granted to persons the Committee expects will be among the Chief Executive Officer and four other most highly compensated executive officers (the "Named Executive Officers") for the year in which a deduction arises, will, if so intended by the Committee, be subject to provisions that should qualify such Awards as "performance-based compensation" not subject to the limitation on tax deductibility by the Company under Code Section 162(m).

     The performance goals to be achieved as a condition of payment or settlement of a performance award or annual incentive award will consist of
(i) one or more business criteria and (ii) a targeted level or levels of performance with respect to each such business criterion. In the case of performance awards intended to meet the requirements of Code Section 162(m), the business criteria used must be one of those specified in the Plan, although for other participants the Committee may specify any other criteria. The business criteria specified in the Plan are, as defined by the Committee:
(1) earnings per share; (2) revenues; (3) cash flow; (4) cash flow return on investment; (5) return on assets, return on investment, return on capital, return on equity; (6) economic value added; (7) operating margin; (8) net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; operating earnings; income from operations; (9) total shareholder return; (10) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor's 500 Stock Index or a group of comparator companies; and (11) any criteria comparable to those listed above that shall be approved by the Committee.

     In granting annual incentive or performance awards, the Committee may establish unfunded award "pools," the amounts of which will be based upon the achievement of a performance goal or goals using one or more of the business criteria described in the preceding paragraph. During the first 90 days of a fiscal year or performance period, the Committee will determine who will potentially receive annual incentive or performance awards for that fiscal year or performance period, either out of the pool or otherwise. After the end of each fiscal year or performance period, the Committee will determine the amount, if any, of the pool, the maximum amount of potential annual incentive or performance awards payable to each participant in the pool, and the amount of any potential annual incentive or performance award otherwise payable to a participant. The Committee may, in its discretion, determine that the amount payable as an annual incentive or performance award will be increased or reduced from the amount of any potential Award, but may not exercise discretion to increase any such amount intended to qualify under Code
Section 162(m).

     Subject to the requirements of the Plan, the Committee will determine other performance award and annual incentive award terms, including the required levels of performance with respect to the business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions, and the form of settlement.

     All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Award and the amount of any annual incentive award pool or potential individual annual incentive awards and the amount of final annual incentive awards shall be made in writing in the case of any Award intended to qualify under Code Section 162(m).

13.  Other Material Provisions.

     Awards may be settled in the form of cash, Common Stock, other Awards, or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains, and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee is authorized to place cash, shares, or other property in trusts or make other arrangements to provide for payment of the Company s obligations under the Plan. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares or other property to be distributed will be withheld (or previously acquired shares or other property surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes.

     Awards under the Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Committee may, however, grant Awards in exchange for other Awards under the Plan, awards under other plans of the Company, or other rights to payment from the Company, and may grant Awards in addition to and in tandem with such other Awards, awards, or rights as well.

     Unless the Award agreement specifies otherwise, the Committee may cancel or rescind Awards if the participant fails to comply with certain noncompetition, confidentiality or intellectual property covenants. For instance, Awards may be canceled or rescinded if the participant engages in competitive activity while employed with the Company or within a specified period following termination of employment. The Company may, in its discretion, in any individual case provide for waiver in whole or in part of compliance with the noncompetition, confidentiality or intellectual property covenants.

     The Committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any Award, and such accelerated exercisability, lapse, expiration and vesting shall occur automatically in the case of a "change of control" of the Company except to the extent otherwise determined by the Committee at the date of grant. In addition, the Committee may provide that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any change of control. Upon the occurrence of a change of control, except to the extent otherwise determined by the Committee at the date of grant, options will become fully vested and exercisable and restrictions on restricted stock and deferred stock units will lapse. "Change of Control" is defined in the Plan to include a variety of events, including significant changes in the stock ownership of the Company or a significant subsidiary, changes in the Company s board of directors, certain mergers and consolidations of the Company or a significant subsidiary, and the sale or disposition of all or substantially all the consolidated assets of the Company.

14.  Certain Tax-Aspects.

     THE FOREGOING TAX DISCUSSION AND THE TAX DISCUSSION SET FORTH BELOW ARE INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. IN VIEW OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH PARTICIPANT SHOULD CONSULT HIS OR HER TAX ADVISOR FOR MORE SPECIFIC INFORMATION, INCLUDING THE EFFECT OF APPLICABLE FEDERAL, STATE AND OTHER TAX LAWS.

     Under present law the federal income tax consequences of grants and awards under the Plan are generally as follows:

     Incentive Stock Options. Incentive stock options may be awarded only to those participants who are "employees" (as that term is defined in Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its subsidiaries at the time of the granting of the option. In addition, an option that qualifies as an incentive stock option at the time of grant generally will not be treated as an incentive stock option for income tax purposes if the optionee is not an "employee" at the time of exercise (except when the optionee was an employee within three months of his death or at the time of his disability or termination of employment and the option is exercised within a specified period of time after his death, disability or termination of employment). Those persons who are eligible to participate in the Plan because they hold either agents' or brokers' licenses with a subsidiary of the Company may or may not, depending on their particular facts and circumstances, be "employees" for this purpose. For the tax treatment of options granted to or exercised by non-employees, see Non-qualified Stock Options, below.

     The granting of an incentive stock option will not result in taxable income to the participant at the time of grant. The exercise of the incentive stock option will also ordinarily have no federal income tax consequences to the participant, although an incentive stock option exercised more than three months after retirement (or one year after retirement, when retirement was as a result of the participant's disability) will be treated as a non-qualified stock option and taxed as described in Non-qualified Stock Options, below, unless the option is exercised by the heirs or the estate of the deceased participant who was employed on the date of his death and throughout the three-month period ending on the date of death. If, however, a participant tenders payment upon the exercise of an incentive stock option by surrendering shares obtained upon a prior exercise of an incentive stock option which shares were not held for the "required holding period" (as defined below), that participant may recognize income upon the surrendering of the previously acquired shares under those rules described below pertaining to the disposition of shares acquired pursuant to an incentive stock option.

     If the shares acquired pursuant to a timely exercise of an incentive stock option are held for at least one year after they were acquired by exercise of the incentive stock option and two years after the date on which the incentive stock option was granted to the participant (the "required period"), then any gain on disposition of the shares will generally be taxable as long-term capital gain and no corresponding deduction will be allowed to the Company. For a discussion of the federal income tax consequences of a long-term capital gain, see Capital Gains Treatment, below.

     If the shares acquired pursuant to a timely exercise of an incentive stock option are disposed of before the expiration of the required period, then the difference between the participant's "basis" (as defined below) and the fair market value of the shares at the date of exercise, will generally be taxable as ordinary income and a contemporaneous deduction in the amount of such income will be allowed to the Company. Any additional gain (or loss) realized on a disposition of such shares will generally be taxable to the participant as long or short-term capital gain (or loss) depending on the period for which the shares were deemed to have been held. For a discussion of holding periods and the federal income tax treatment of long-term capital gains, see Capital Gains Treatment, below.

     For purposes of determining whether shares acquired pursuant to the exercise of an incentive stock option have been disposed of before the expiration of the required period, the term "disposition" will include a sale, exchange, gift or transfer of legal title of the shares, but does not include a transfer from a decedent to an estate, a transfer by bequest or inheritance, a pledge or hypothecation, or transfers pursuant to certain non-recognition transactions such as like-kind exchanges (except as noted above with respect to the exchange of shares acquired pursuant to an incentive stock option that have not been held for the required period and are surrendered to exercise an incentive stock option) or exchanges pursuant to reorganizations.

     A participant's "basis" in shares of common stock acquired pursuant to the exercise of an incentive stock option will equal the amount of any cash paid for such shares plus the basis of any shares surrendered, as determined immediately before the surrender, plus any income recognized on the disposition of the surrendered shares. If a participant uses shares of the Company's Common Stock to exercise his incentive stock option and such shares either were not acquired by the prior exercise of an incentive stock option, or were so acquired but were held by him for the required period, it is expected that the basis and holding period (for the purpose of determining whether amounts realized or lost upon the subsequent disposition of the shares constitute short-term or long-term capital gains or losses) of the shares that the participant surrenders carries over to the same number of shares received upon the exercise of the option.

     If a participant uses shares of the Company's Common Stock to exercise his incentive stock option, and such shares were acquired upon a prior exercise of incentive stock option and were not held for the required period, the participant's basis in the shares acquired upon exercise of his incentive stock option will equal the sum of the basis of shares surrendered, as determined immediately before the surrender, and any income recognized on the disposition of the surrendered shares. In addition, the holding period of the newly acquired stock should begin on the date of the most recent exercise of the incentive stock option.

     The amount by which the fair market value, determined at the time of exercise, of a share of Company Common Stock acquired pursuant to the exercise of an incentive stock option exceeds the option price shall, along with other specified items, constitute an adjustment for the purposes of calculating the alternative minimum taxable income of the participant for the taxable year in which the option was exercised. Such adjustment items are potentially subject to a 26% - 28% alternative minimum tax as determined by a complex formula involving special deductions, additions and exemptions. As a result, the exercise of an incentive stock option may subject a participant to an alternative minimum tax depending on that participant's particular circumstances.

     For purposes of computing alternative minimum taxable income realized on a subsequent disposition of shares acquired pursuant to the exercise of an incentive stock option, the participant's basis in the stock so acquired shall be increased by the amount that alternative minimum taxable income realized was increased due to the earlier exercise of the stock option.

     Non-Qualified Stock Options. The granting of a non-qualified stock option will not result in taxable income to the participant at the time of grant. On exercise of a non-qualified stock option, the participant will normally realize taxable ordinary income equal to any excess of the fair market value of the shares at the time of exercise over the option price of the shares. At the time this ordinary income is recognized by the participant, the Company will be entitled to a corresponding deduction.

     If a participant exercises his non-qualified stock option with a cash payment, the basis of the shares he acquires will generally equal the option price plus the amount included in his income upon exercise. If the participant uses shares of the Company's Common Stock to exercise his non-qualified stock option, the basis and holding period of the shares he surrenders carries over to the same number of the shares received upon the exercise of the option. The basis of the remaining shares received is the fair market value of the shares on the date of exercise.

     To the extent that the shares constitute a capital asset in the hands of a participant, on the disposition of the shares acquired upon exercise of a non-qualified stock option, the difference between the amount received for the shares and the basis, i.e. fair market value of the shares on exercise of the option, will be treated as long-term or short-term capital gain or loss, depending on the holding period. For a discussion of holding periods and the federal income tax treatment of a long-term capital gain, see Capital Gains Treatment, below.

     Stock Appreciation Rights. The granting of a stock appreciation right should not result in taxable income to the participant at the time of grant. On exercise of a stock appreciation right, the participant will realize taxable ordinary income equal to the cash and fair market value of any shares
received.   At the time the participant recognizes ordinary income on the exercise of a stock appreciation right, the Company will be entitled to a corresponding deduction.

     To the extent that any such shares constitute a capital asset in the hands of a participant, on the disposition of any shares acquired under a stock appreciation right, the difference between the amount received for the shares and the fair market value of the shares as of the exercise of the stock appreciation right will be treated as long-term or short-term capital gain or loss, depending on the holding period. For a discussion of holding periods and the federal income tax treatment of a long-term capital gain, see Capital Gains Treatment, below.

     Restricted Stock Awards. The granting of a restricted stock award or issuance of restricted shares generally will not result in taxable income to the participant at the time of grant or issuance. Instead, the participant will normally realize taxable ordinary income when the restrictions on the shares lapse in an amount equal to the fair market value of the shares on the date of lapse. Notwithstanding the foregoing, a participant may elect (pursuant to Section 83(b) of the Code), within 30 days of the date of a restricted stock award, to be taxed on the value of the shares as of the date of grant. If the participant subsequently forfeits the shares, the participant will not be entitled to a deduction. At the time the participant recognizes ordinary income with respect to shares issued pursuant to a restricted stock award, the Company will be entitled to a corresponding deduction.

     To the extent that the shares constitute a capital asset in the hands of a participant, on disposition of the shares after restrictions lapse, the difference between the amount received and the fair market value of the shares on the date of lapse (or on the date of issuance if the participant made the election described above) will be treated as long-term or short-term capital gain or loss, depending on the holding period. For a discussion of holding periods and the federal income tax treatment of capital gains, see Capital Gains Treatment, below. A participant's holding period in the shares will begin when the restrictions to which they are subject lapse unless he makes the election provided for under Code Section 83(b) (as noted above), in which case the holding period in his shares will begin on the day after the Company Common Stock is transferred to him.

     Amounts equivalent to dividends received by the participant under the restricted stock award and dividends paid on restricted stock received by the participant prior to the lapse of restrictions will be taxable as ordinary income to the participant and a corresponding and contemporaneous deduction will be allowed to the participant's employer unless the participant made the
Section 83(b) election described above. If the election was made, dividends actually paid on restricted stock will be taxable as dividends and no corresponding deduction will be allowed to the employer. In addition, if the election was made and the participant later forfeits the restricted stock, the participant will be allowed no loss deduction.

    Deferred Stock Units. Generally, a participant will be subject to tax, and the Company will receive a corresponding deduction, with respect to a deferred stock unit when the unit is paid to the participant from the Deferred Compensation Plan in accordance with the terms of that plan or, if earlier, any date on which, by operation of the Deferred Compensation Plan, the participant is deemed to have constructively received the unit. If, however, the award is paid in shares of Common Stock which are subject to restrictions or to forfeiture, the participant will be subject to tax, and the Company will be entitled to a deduction, when the shares cease to be subject to the restrictions or to the risk of forfeiture. The amount of taxable income a participant will be required to recognize, and the amount of the deduction to which the Company will be entitled, will equal the amount of cash and the fair market value of the shares received on the date as of which the participant is required to recognize income.

    Bonus Stock, Awards in Lieu of Cash Obligations and Other Stock-Based Awards. Generally, a participant will be subject to tax, and the Company will receive a corresponding deduction, with respect to a bonus stock or similar award when the stock is paid to the participant. If, however, the award is paid in shares of Common Stock which are subject to restrictions or to forfeiture, the participant will be subject to tax, and the Company will be entitled to a deduction, when the shares cease to be subject to the restrictions or to the risk of forfeiture. The amount of taxable income a participant will be required to recognize, and the amount of the deduction to which the Company will be entitled, will equal the amount of cash and the fair market value.

    Performance Awards and Annual Incentive Awards. Generally, a participant will be subject to tax, and the Company will receive a corresponding deduction, with respect to a performance award or an annual incentive award when the award is paid to the participant. If, however, the award is paid in shares of Common Stock which are subject to restrictions or to forfeiture, the participant will be subject to tax, and the Company will be entitled to a deduction, when the shares cease to be subject to the restrictions or to the risk of forfeiture. The amount of taxable income a participant will be required to recognize, and the amount of the deduction to which the Company will be entitled, will equal the amount of cash and the fair market value.

     Capital Gains Treatment. Gain or loss from the sale or exchange of property will be treated as long-term capital gain or loss if it was deemed to have been held for more than one year. Any gain or loss other than long-term capital gain or loss will be treated as short-term capital gain.

     Except in those situations expressly described above (relating to the "tacking" of holding periods where Company Common Stock is used to exercise a stock option and to optionees subject to Section 16(b) of the Securities Exchange Act of 1934), it is expected that the holding period of shares acquired pursuant to the exercise of an incentive stock option, non-qualified stock option or stock appreciation right will generally begin on the date following the date of acquisition through such exercise. Similarly, the holding period of awarded shares acquired pursuant to a restricted stock award is expected to begin on the date following the date on which the restrictions lapse, subject to the exception relating to elections under Code Section 83(b).

     For net capital gains recognized by individuals, the Code imposes a preferential maximum tax rate of 28% (as compared with a 39.6% maximum tax rate on ordinary income).

     Participants Subject to Section 16(b). Notwithstanding the general tax treatment of the various types of awards as discussed above, a participant who is subject to the application of Section 16(b) of the 1934 Act, will not be subject to tax with respect to an award until such time as the stock acquired pursuant to the exercise of an option or the grant of another type of award may no longer be considered a purchase of the shares underlying the option or award. Because, however, the Plan is administered by a committee of three or more "non-employee directors" within the meaning of section 16(b), the acquisition of stock pursuant to an award under the Plan would not be considered a purchase of that stock. Thus, the general rules of taxation described above apply. For capital gains tax purposes, the participant's holding period begins to run on the date, on which he is subject to taxation on the award of stock.

     Payment of Withholding Obligations Through Surrender of Shares. The federal income tax treatment of the surrender of shares of Company Common Stock to satisfy a participant's federal income tax withholding obligation under the Plan is complex and uncertain. To the extent that a participant surrenders shares of Company Common Stock for this purpose, the participant will be treated as having sold such shares to the Company for their fair market value and may recognize income as a result thereof. The nature and extent of this income will depend upon the manner in which the surrendered shares were acquired, the basis of the surrendered shares, the holding period of the surrendered shares and other factors as described above. Depending upon the effect of the surrender upon the participant's proportionate share ownership interest in the Company, the participant may be treated as having received a dividend equal to the fair market value of the shares surrendered. A participant who satisfies a withholding obligation by surrendering shares acquired pursuant to an earlier exercise of an incentive stock option may also be treated as having made a disqualifying disposition of such shares if the applicable holding period requirements have not been satisfied. For a discussion of disqualifying dispositions of shares acquired pursuant to the exercise of an incentive stock option and the tax treatment thereof, see Incentive Stock Options, above. For a discussion of the times when elections to surrender shares to satisfy withholding obligations must be made, including specific requirements applicable to elections by "officers" under Section 16 of the Securities Exchange Act of 1934, see Other Material Provisions, above. PARTICIPANTS ELECTING TO SATISFY A WITHHOLDING OBLIGATION BY SURRENDERING SHARES OF COMPANY COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS.

15.  Miscellaneous

     The Plan is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.


                   INCORPORATION OF DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into its Prospectus the following documents filed with the Securities and Exchange Commission (the "Commission"):

     (a) The Company's Annual Report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") for the fiscal year ended December 31, 1996;

     (b) All other reports including, but not limited to, Forms 8-K, 10-K and 10-Q of the Company filed pursuant to Section 13(a) or 15(d) of the 1934 Act since December 31, 1996; and

     (c) The section entitled "Description of Capital Stock" contained on pages 31 through 35 of the Company's Prospectus dated December 22, 1992, relating to 4,000,000 shares of the Company's Common Stock.

     All reports and documents subsequently filed with the Commission by the Company subsequent to the date of this registration statement pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part thereof from the date of filing of those documents. Additional updating information with respect to the securities and Plan covered herein may be provided in the future to participants by means of appendices to the Prospectus.


                       ANNUAL REPORT TO SHAREHOLDERS

     The Company will deliver with this Prospectus to each employee or agent to whom it is sent or given a copy of the Company's Annual Report to Shareholders for its last fiscal year, unless the employee or agent otherwise has received a copy, in which case the Company will promptly furnish, without charge, an additional copy on written request by the employee or agent. Except as indicated herein, the Annual Report to Shareholders is not incorporated by reference into the Prospectus.


                                  EXPERTS

     The consolidated financial statements and schedules of Lincoln National Corporation and subsidiaries appearing in the Lincoln National Corporation Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The legality of the securities to be issued pursuant to the Plan will be passed upon for the Company by John L. Steinkamp. Mr. Steinkamp is employed by the Company as a Vice President and Associate General Counsel and owns options to purchase common stock and owns, through the Company's Employees' Savings and Profit-Sharing Plan, shares of the Company's Common Stock.